Exhibit 99.1

Please note that from 22 March 2021, the Standard TR-1 Form should be completed and submitted to the FCA via our Electronic Submission System (ESS) in relation to notifications of voting rights held in issuers whose shares are admitted to trading on UK regulated markets.

Holders of voting rights in issuers whose shares are admitted to trading on UK prescribed markets such as AIM market, can continue to use this form to send their notifications to those issuers. Alternatively, if they wish they can register on ESS to be able to notify to us, produce a TR-1 Form via ESS and submit the downloaded version to issuers with shares admitted to trading on prescribed markets.

More information on how to submit a TR-1 Form via ESS is available here

TR-1: Standard form for notification of major holdings

NOTIFICATION OF MAJOR HOLDINGS (to be sent to the relevant issuer and to the FCA in Microsoft Word format if possible)[i]

1a. Identity of the issuer or the underlying issuer of existing shares to which voting rights are attached ii:	NatWest Group plc
1b. Please indicate if the issuer is a non-UK issuer (please mark with an “X” if appropriate)
Non-UK issuer
2. Reason for the notification (please mark the appropriate box or boxes with an “X”)
An acquisition or disposal of voting rights	☒
An acquisition or disposal of financial instruments
An event changing the breakdown of voting rights
Other (please specify)iii:

3. Details of person subject to the notification obligation iv
Name	The Commissioners of His Majesty’s Treasury
City and country of registered office (if applicable)	London, England
4. Full name of shareholder(s) (if different from 3.)[v]
Name	The Solicitor for the Affairs of His Majesty’s Treasury
City and country of registered office (if applicable)	London, England
5. Date on which the threshold was crossed or reached vi:	27 February 2025
6. Date on which issuer notified (DD/MM/YYYY):	27 February 2025

7. Total positions of person(s) subject to the notification obligation
	% of voting rights attached to shares (total of 8. A)	% of voting rights through financial instruments (total of 8.B 1 + 8.B 2)	Total of both in % (8.A + 8.B)	Total number of voting rights held in issuer (8.A + 8.B)vii
Resulting situation on the date on which threshold was crossed or reached	5.93%		5.93%	1,910,293,432
Position of previous notification (if applicable)	6.98%		6.98%

8. Notified details of the resulting situation on the date on which the threshold was crossed or reached viii
A: Voting rights attached to shares
Class/type of shares ISIN code (if possible)	Number of voting rights ix			% of voting rights
		Direct (DTR5.1)	Indirect (DTR5.2.1)	Direct (DTR5.1)	Indirect (DTR5.2.1)
Ordinary Shares of £1.0769 each GB00BM8PJY71		1,910,293,432		5.93%

SUBTOTAL 8. A	1,910,293,432			5.93%

B 1: Financial Instruments according to DTR5.3.1R (1) (a)
Type of financial instrument	Expiration date [x]	Exercise/ Conversion Period xi		Number of voting rights that may be acquired if the instrument is exercised/converted.	% of voting rights

		SUBTOTAL 8. B 1

B 2: Financial Instruments with similar economic effect according to DTR5.3.1R (1) (b)
Type of financial instrument	Expiration date [x]	Exercise/ Conversion Period xi	Physical or cash Settlement xii	Number of voting rights	% of voting rights

			SUBTOTAL 8.B.2

9. Information in relation to the person subject to the notification obligation (please mark the applicable box with an “X”)
Person subject to the notification obligation is not controlled by any natural person or legal entity and does not control any other undertaking(s) holding directly or indirectly an interest in the (underlying) issuer xiii
Full chain of controlled undertakings through which the voting rights and/or the financial instruments are effectively held starting with the ultimate controlling natural person or legal entity (please add additional rows as necessary) xiv			☒
Name xv	% of voting rights if it equals or is higher than the notifiable threshold	% of voting rights through financial instruments if it equals or is higher than the notifiable threshold	Total of both if it equals or is higher than the notifiable threshold

UK Government Investments Limited, a company wholly-owned by His Majesty’s Treasury, is entitled to exercise control over the voting rights which are the subject of this notification (pursuant to certain management arrangements agreed with His Majesty’s Treasury).

The Solicitor for the Affairs of His Majesty’s Treasury is acting as nominee for The Commissioners of His Majesty’s Treasury.

The Commissioners of His Majesty’s Treasury	5.93%		5.93%

10. In case of proxy voting, please identify:
Name of the proxy holder
The number and % of voting rights held
The date until which the voting rights will be held

11. Additional information xvi

The Solicitor for the Affairs of His Majesty's Treasury is acting as nominee for The Commissioners of His Majesty's Treasury (HMT).

The percentage of voting rights held by HMT in NatWest Group plc (NWG), as shown on this form (5.93%), has been calculated following the disposal by HMT of 85,193,767 ordinary shares in NWG since its last TR-1 notification on 14 February 2025, under HMT's trading plan announced on 22 July 2021 and most recently extended on 3 April 2023.

Place of completion	London, England
Date of completion	27 February 2025

Notes

i Please note this form should be read jointly with the applicable Disclosure Guidance and Transparency Rules Chapter 5 (DTR5) available on the following link: https://www.handbook.fca.org.uk/handbook/DTR/5/?view=chapter

ii Full name of the legal entity and further specification of the issuer or underlying issuer, provided it is reliable and accurate (e.g. address, LEI, domestic number identity). Indicate in the relevant section whether the issuer is a non UK issuer.

iii Other reason for the notification could be voluntary notifications, changes of attribution of the nature of the holding (e.g. expiring of financial instruments) or acting in concert.

iv This should be the full name of (a) the shareholder; (b) the natural person or legal entity acquiring, disposing of or exercising voting rights in the cases provided for in DTR5.2.1 (b) to (h); (c) all parties to the agreement referred to in DTR5.2.1 (a) or (d) the holder of financial instruments referred to in DTR5.3.1.

As the disclosure of cases of acting in concert may vary due to the specific circumstances (e.g. same or different total positions of the parties, entering or exiting of acting in concert by a single party) the standard form does not provide for a specific method how to notify cases of acting in concert.

In relation to the transactions referred to in DTR5.2.1 (b) to (h), the following list is provided as indication of the persons who should be mentioned:

- in the circumstances foreseen in DTR5.2.1 (b), the natural person or legal entity that acquires the voting rights and is entitled to exercise them under the agreement and the natural person or legal entity who is transferring temporarily for consideration the voting rights;

- in the circumstances foreseen in DTR5.2.1 (c), the natural person or legal entity holding the collateral, provided the person or entity controls the voting rights and declares its intention of exercising them, and natural person or legal entity lodging the collateral under these conditions;

- in the circumstances foreseen in DTR5.2.1 (d), the natural person or legal entity who has a life interest in shares if that person or entity is entitled to exercise the voting rights attached to the shares and the natural person or legal entity who is disposing of the voting rights when the life interest is created;

- in the circumstances foreseen in DTR5.2.1 (e), the controlling natural person or legal entity and, provided it has a notification duty at an individual level under DTR 5.1, under DTR5.2.1 (a) to (d) or under a combination of any of those situations, the controlled undertaking;

- in the circumstances foreseen in DTR5.2.1 (f), the deposit taker of the shares, if he can exercise the voting rights attached to the shares deposited with him at his discretion, and the depositor of the shares allowing the deposit taker to exercise the voting rights at his discretion;

- in the circumstances foreseen in DTR5.2.1 (g), the natural person or legal entity that controls the voting rights;

- in the circumstances foreseen in DTR5.2.1 (h), the proxy holder, if he can exercise the voting rights at his discretion, and the shareholder who has given his proxy to the proxy holder allowing the latter to exercise the voting rights at his discretion (e.g. management companies).

v Applicable in the cases provided for in DTR5.2.1 (b) to (h). This should be the full name of the shareholder who is the counterparty to the natural person or legal entity referred to DTR5.2 unless the percentage of voting rights held by the shareholder is lower than the lowest notifiable threshold for the disclosure of voting rights holdings in accordance with national practices (e.g. identification of funds managed by management companies).

vi The date on which threshold is crossed or reached should be the date on which the acquisition or disposal took place or the other reason triggered the notification obligation. For passive crossings, the date when the corporate event took effect.

vii The total number of voting rights held in the issuer shall be composed of all the shares, including depository receipts representing shares, to which voting rights are attached even if the exercise thereof is suspended.

viii If the holding has fallen below the lowest applicable threshold, please note that it might not be necessary to disclose the extent of the holding, only that the new holding is below that threshold.

ix In case of combined holdings of shares with voting rights attached "direct holding" and voting rights "indirect holding", please split the voting rights number and percentage into the direct and indirect columns – if there is no combined holdings, please leave the relevant box blank.

x Date of maturity/expiration of the financial instrument i.e. the date when right to acquire shares ends.

xi If the financial instrument has such a period – please specify this period – for example once every 3 months starting from [date].

xii In case of cash settled instruments the number and percentages of voting rights is to be presented on a delta-adjusted basis (DTR 5.3.3.A).

xiii If the person subject to the notification obligation is either controlled and/or does control another undertaking then the second option applies.

xiv The full chain of controlled undertakings starting with the ultimate controlling natural person or legal entity has to be presented also in the cases, in which only on subsidiary level a threshold is crossed or reached and the subsidiary undertaking discloses the notification as only in this way will the markets get always the full picture of the group holdings. In case of multiple chains through which the voting rights and/or financial instruments are effectively held the chains have to be presented chain by chain by numbering each chain accordingly. Please see the below example:

Name of ultimate controlling person A (chain 1)

Name of controlled undertaking B

Name of controlled undertaking C

Name of ultimate controlling person A (chain 2)

Name of controlled undertaking B

Name of controlled undertaking D

Name of ultimate controlling person A (chain3)

Name of controlled undertaking E

Name of controlled undertaking F

xv The names of controlled undertakings through which the voting rights and/or financial instruments are effectively held have to be presented irrespectively whether the controlled undertakings cross or reach the lowest applicable threshold themselves.

xvi Example: Correction of a previous notification.